SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2003

AMENDMENT NO. 1

1-800 CONTACTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23633	87-0571643
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

66 E. Wadsworth Park Drive, 3rd Floor, Draper, UT	84020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (801) 924-9800

N/A

(Former name or former address, if changed since last report.)

Item 2.    Acquisition or Disposition of Assets

                This Form 8-K/A amends the Current Report on Form 8-K of 1-800 CONTACTS, INC. dated January 30, 2003 regarding the acquisition of certain assets and the assumption of certain liabilities of Lens Express LLC and Camelot Ventures/CJ, L.L.C. d/b/a Lens 1st, formerly K&D Distributors, Ltd. d/b/a Lens 1st. The sole purpose of this amendment is to provide the financial statements of the businesses acquired as required by Item 7(a) and the pro forma financial information required by Item 7(b), which financial statements and information were excluded from the original filing in reliance on Items 7(a)(4) and 7(b)(2), respectively, of Form 8-K.

1-800 CONTACTS, INC.

INDEX

Item 7.    Financial Statements and Exhibits

(a)           Financial statements of business acquired:

Lens Express, Inc.

Independent Auditors’ Report (Deloitte & Touche LLP)

Balance Sheets as of October 31, 2002 and 2001

Statements of Operations for the Successor Periods for the years ended

October 31, 2002, 2001, and the period from June 16, 2000

to October 31, 2000, and Predecessor Period from November 1, 1999 to June 15, 2000

Statements of Shareholder’s Deficit for the Successor Periods for the years ended

October 31, 2002, 2001, and the period from June 16, 2000

to October 31, 2000, and Predecessor Period from November 1, 1999 to June 15, 2000

Statements of Cash Flows for the Successor Periods for the years ended

October 31, 2002, 2001, and the period from June 16, 2000

to October 31, 2000, and Predecessor Period from November 1, 1999 to June 15, 2000

Notes to Financial Statements

Camelot Ventures/CJ, LLC d/b/a Lens 1st

Report of Independent Accountants (PricewaterhouseCoopers LLP)

Statement of Financial Position as of December 31, 2002 and 2001

Statement of Operations for the Year Ended December 31, 2002 and for the Period

from Inception (June 8, 2001) through December 31, 2001

Statement of Members’ Equity for the Year Ended December 31, 2002 and for the
Period from Inception (June 8, 2001) through December 31, 2001

Statement of Cash Flows for the Year Ended December 31, 2002 and for the
Period from Inception (June 8, 2001) through December 31, 2001

Notes to Financial Statements

K&D Distributors, Ltd. d/b/a Lens 1st

Report of Independent Accountants (PricewaterhouseCoopers LLP)

Statement of Financial Position as of June 7, 2001

Statement of Operations for the Period from January 1, 2001 through June 7, 2001

Statement of Members’ Deficit for the Period from January 1, 2001 through June7, 2001

Statement of Cash Flows for the Period from January 1, 2001 through June 7, 2001

Notes to Financial Statements

K&D Distributors, Ltd. d/b/a Lens 1st

Report of Independent Accountants (Plante & Moran, PLLC)

Balance Sheet as of December 31, 2000

Statement of Operations and Members’ Equity (Deficit) for the Year Ended December 31, 2000

Statement of Cash Flows for the Year Ended December 31, 2000

Notes to Financial Statements

(b)                 Pro forma financial information:

Introduction to Pro Forma Financial Information

Unaudited Pro Forma Condensed Combined Balance Sheet
as of December 28, 2002

Unaudited Pro Forma Condensed Combined Statement of Operations
for the year ended December 28, 2002

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(c)                 Exhibits:

Exhibit 23.1            Consent of Deloitte & Touche

Exhibit 23.2            Consent of PriceWaterhouseCoopers

Exhibit 23.3            Consent of Plante & Moran

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1-800 CONTACTS, INC.

Date: April 15, 2003	By:	/s/ Jonathan C. Coon
	Name:	Jonathan C. Coon
	Title:	President and Chief Executive Officer

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholder
Lens Express, Inc.

We have audited the accompanying balance sheets of Lens Express, Inc. (the “Company”) as of October 31, 2002 and 2001, and the related statements of operations, shareholder’s deficit and cash flows for the successor periods for the years ended October 31, 2002, 2001, and the period from June 16, 2000 to October 31, 2000, and the predecessor period from November 1, 1999 to June 15, 2000.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Lens Express, Inc. as of October 31, 2002 and 2001, and the results of its operations and its cash flows for the successor periods for the years ended October 31, 2002, 2001, and the period from June 16, 2000 to October 31, 2000, and the predecessor period from November 1, 1999 to June 15, 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company’s loss from operations, negative working capital, and failure to meet certain covenants related to its credit agreement raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 9, on November 25, 2002, the net assets of the Company were purchased by Lens Express, LLC.  On January 30, 2003, the net assets of the Company were subsequently purchased, along with an unrelated entity, by 1-800 Contacts, Inc., a publicly held company.

Deloitte & Touche

March 26, 2003

LENS EXPRESS, INC.

BALANCE SHEETS

OCTOBER 31, 2002 AND 2001

	2002	2001
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$321,829	$215,459
Accounts receivable (net of allowance for doubtful accounts of $255,324 and $263,410, respectively)	252,984	244,793
Inventory	1,540,947	2,800,286
Prepaid expenses and other current assets	119,584	102,623

Total current assets	2,235,344	3,363,161

FIXED ASSETS - Net	651,200	1,089,703

CUSTOMER LIST - Net	1,944	6,878

DUE FROM AFFILIATES	7,283	210,294

DEFERRED FINANCING FEES - Net	328,706	422,622

OTHER ASSETS - Net	—	22,045

TOTAL ASSETS	$3,224,477	$5,114,703

LIABILITIES AND SHAREHOLDER’S DEFICIT

CURRENT LIABILITIES:
Current portion of long-term debt	$18,993,359	$18,022,656
Accounts payable and accrued expenses	4,998,140	4,527,799
Current portion of deferred membership revenue	881,418	684,140

Total current liabilities	24,872,917	23,234,595

DEFERRED MEMBERSHIP REVENUE	1,049,005	1,117,453

Total liabilities	25,921,922	24,352,048

COMMITMENTS AND CONTINGENCIES

SHAREHOLDER’S DEFICIT:
Common stock, $.01 par value, authorized 1,000 shares, issued and outstanding 200 shares, in 2002 and 2001	2	2
Additional paid-in capital	17,149,998	17,149,998
Accumulated deficit	(39,847,445)	(36,387,345)

Total shareholder’s deficit	(22,697,445)	(19,237,345)

TOTAL LIABILITIES AND SHAREHOLDER’S DEFICIT	$3,224,477	$5,114,703

See notes to financial statements.

LENS EXPRESS, INC.

STATEMENTS OF OPERATIONS

SUCCESSOR PERIODS FOR THE YEARS ENDED OCTOBER 31, 2002, 2001,
AND THE PERIOD FROM JUNE 16, 2000 TO OCTOBER 31, 2000,
AND PREDECESSOR PERIOD FROM NOVEMBER 1, 1999 TO JUNE 15, 2000

	Successor 2002	Successor 2001	Successor Period from June 16, 2000 to October 31, 2000	Predecessor Period from November 1, 1999 to June 15, 2000

SALES - Net	$34,341,621	$40,221,252	$20,125,500	$28,463,364

COST OF SALES	20,094,440	23,291,397	12,505,853	14,635,274

Gross profit	14,247,181	16,929,855	7,619,647	13,828,090

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	16,425,869	20,553,463	8,296,896	10,995,080

GOODWILL IMPAIRMENT	—	30,296,305	—	—

(LOSS) INCOME FROM OPERATIONS	(2,178,688)	(33,919,913)	(677,249)	2,833,010

INTEREST EXPENSE	1,282,998	2,222,262	890,156	13,139

INTEREST INCOME	1,586	72,612	62,411	378,907

(LOSS) INCOME BEFORE INCOME TAXES	(3,460,100)	(36,069,563)	(1,504,994)	3,198,778

INCOME TAX (BENEFIT) EXPENSE	—	(595,249)	(591,963)	1,257,120

NET (LOSS) INCOME	$(3,460,100)	$(35,474,314)	$(913,031)	$1,941,658

LENS EXPRESS, INC.

STATEMENTS OF SHAREHOLDER’S (DEFICIT) EQUITY

SUCCESSOR PERIODS FOR THE YEARS ENDED OCTOBER 31, 2002, 2001,
AND THE PERIOD FROM JUNE 16, 2000 TO OCTOBER 31, 2000,
AND PREDECESSOR PERIOD FROM NOVEMBER 1, 1999 TO JUNE 15, 2000

			Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Total Shareholder’s (Deficit) Equity

	Common Stock
	Shares	Amount
PREDECESSOR
BALANCE, NOVEMBER 1, 1999	100,000	$1,000	$179,816	$4,743,452	$4,924,268

Comprehensive income:
Net lncome	—	—	—	1,941,658	1,941,658

BALANCE, JULY 15, 2000	100,000	1,000	179,816	6,685,110	6,865,926

SUCCESSOR
Net Effect of Recapitalization Upon Acquisition of Lens Express, Inc.	(99,800)	(998)	16,970,182	(6,685,110)	10,284,074

Comprehensive income:
Net Loss	—	—	—	(913,031)	(913,031)

BALANCE, OCTOBER 31, 2000	200	2	17,149,998	(913,031)	16,236,969

Comprehensive loss:
Net Loss	—	—	—	(35,474,314)	(35,474,314)

BALANCE, OCTOBER 31, 2001	200	2	17,149,998	(36,387,345)	(19,237,345)

Comprehensive loss:
Net Loss	—	—	—	(3,460,100)	(3,460,100)

BALANCE, OCTOBER 31, 2002	200	2	$17,149,998	$(39,847,445)	$(22,697,445)

LENS EXPRESS, INC.

STATEMENTS OF CASH FLOWS

SUCCESSOR PERIODS FOR THE YEARS ENDED OCTOBER 31, 2002, 2001,
AND THE PERIOD FROM JUNE 16, 2000 TO OCTOBER 31, 2000,
AND PREDECESSOR PERIOD FROM NOVEMBER 1, 1999 TO JUNE 15, 2000

	Successor 2002	Successor 2001	Successor Period from June 16, 2000 to October 31, 2000	Predecessor Period from June 16, 2000 to October 31, 2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(3,460,100)	$(35,474,314)	$(913,031)	$1,941,658
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	889,494	2,631,785	1,034,752	637,046
Goodwill impairment	—	30,296,305	—	—
Deferred income taxes	—	241,448	(214,000)	—
Gain on sale of fixed assets	—	(45,000)	—	—
Changes in assets and liabilities excluding acquisitions of businesses:
Accounts receivable	(8,191)	939,421	(327,731)	(291,360)
Inventory	1,259,339	923,370	193,956	(1,819)
Prepaid expenses and other current assets	(16,961)	147,397	(18,661)	(75,768)
Income taxes	—	10,500	(37,948)	(43,853)
Other assets	22,045	—	50,573	—
Accounts payable and accrued expenses	470,341	1,172,632	848,611	1,437,032
Due from affiliates	203,011	314,328	—	(5,544,143)
Deferred Revenue	128,830	1,067,937	733,656	(1,085,762)

Net cash (used in) provided by operating activities	(512,192)	2,225,809	1,350,177	(3,026,969)

CASH FLOWS FROM INVESTING ACTIVITIES -
Capital expenditures	(352,141)	(562,211)	(137,992)	(278,942)
Acquisition of business, net of cash	—	—	(33,103,063)	—
Acquisition of customer list	—	—	(15,011)	—
Proceeds from sale of equipment	—	45,000	—	—
Investments in Affiliates	—	—	(524,623)	—

Net cash used in investing activities	(352,141)	(517,211)	(33,780,689)	(278,942)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the Sale of Common Stock	—	—	13,550,000	—
Net borrowings (repayments) of term loan	—	(1,975,781)	17,123,437	—
Net borrowings of revolver	970,703	500,000	2,375,000	—
Deferred Financing Fees	—	—	(551,756)	—
Repayment of capital lease obligations	—	(46,674)	(36,853)	(72,434)
Notes payable - affiliates	—	(1,000,000)	1,000,000	—

Net cash provided by (used in) financing activities	970,703	(2,522,455)	33,459,828	(72,434)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	106,370	(813,857)	1,029,316	(3,378,345)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	215,459	1,029,316	—	4,471,345

CASH AND CASH EQUIVALENTS, END OF PERIOD	$321,829	$215,459	$1,029,316	$1,093,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	811,385	2,752,769	759,841	—
Cash paid for income taxes, net of (refunds)	—	—	—	—

See notes to financial statements.

LENS EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS
THE SUCCESSOR PERIODS FOR THE YEARS ENDED OCTOBER 31, 2002, 2001 AND THE PERIOD FROM JUNE 16, 2000 TO OCTOBER 31, 2000, AND PREDECESSER PERIOD FROM NOVEMBER 1, 1999 TO June 15, 2000

1.                   NATURE OF OPERATIONS

Lens Express, Inc. (the “Company”) is a wholesale and retail distributor of contact lenses, ophthalmic lenses, sunglasses, and related eye products throughout the United States.  Prior to November 25, 2002, the Company, along with Wise Optical Vision Group, Inc (the “Affiliate”) were subsidiaries of Strategic Optical Holdings, Inc., (the “Parent”).  The Company was formed through the purchase of The Ultimate Contact, Inc, on March 3, 2000, and the subsequent purchase of Lens Express, Inc. on June 16, 2000 by the Ultimate Contact, Inc.  The surviving entity was named Lens Express, Inc.

The Parent acquired The Ultimate Contact, Inc. for $2,850,000 in cash and 1,239 shares of the Company’s common stock having a value of approximately $150,000.  In connection with the acquisition, the Company incurred expenses of $96,712, which were allocated to the purchase price.  The Ultimate Contact, Inc. was a wholesale and retail distributor of contact lenses throughout the United States.  The acquisition was accounted for as a purchase.  The aggregate purchase price was allocated to the underlying assets and liabilities based on their respective estimated fair values at the date of acquisition.  The excess of purchase price over the fair value of the net assets acquired (“goodwill”) was $3,039,721 and is being amortized over 20 years.  The results of the acquired business were included in the Company’s statement of operations beginning March 4, 2000.

The net assets and business of the Company were acquired by The Ultimate Contact, Inc. on June 16, 2000 for $29,726,263 in net cash and 21,563 shares of the Parent’s common stock having a value of approximately $3,450,000.  In conjunction with the acquisition, the Parent incurred expenses of $430,088, which were allocated to the purchase price.  The acquisition was accounted for as a purchase.  The aggregate purchase price was allocated to the underlying assets and liabilities based on their respective estimated fair values at the date of acquisition.  The excess of purchase price over the fair value of the net assets acquired (“goodwill”) was $29,540,822 and is being amortized over 20 years.  As disclosed in Note 2, as of October 31, 2001, the Company determined that goodwill was impaired, based on the current estimated market value of the Company.  An impairment charge of $30,296,305 was recorded to write off the remaining unamortized goodwill.

As disclosed in Note 9, the net assets of the Company were purchased by Lens Express, LLC on November 25, 2002, and subsequently sold, along with an unrelated entity, to 1-800 Contacts, Inc. on January 30, 2003.

2.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The accompanying financial statements represent the financial position of the Company as of October 31, 2002 and 2001, and the results of its operations for the successor periods for the years ended October 31, 2002, 2001, and the period from June 16, 2000 to October 31, 2000, and the predecessor period from November 1, 1999 to June 15, 2000.

The Company’s financial statements have been presented on a going-concern basis, which contemplates realization of assets and satisfaction of liabilities in the normal course of business.  The Company incurred net losses of $3,460,100, and $35,474,314 during the successor periods for the years ended October 31, 2002 and 2001, respectively, had negative working capital as of October 31, 2002 and 2001, and has an accumulated deficit of $39,847,445 as of October 31, 2002.  As a result of noncompliance and expected future noncompliance with certain debt covenants, on October 25, 2001, the Company entered into a forbearance agreement with a bank to prevent its outstanding debt from becoming immediately due and payable.  This forbearance agreement expired on December 31, 2001, and the Company entered into a new forbearance agreement, which expired on March 31, 2002.  The Company is currently not operating under any forbearance agreement with the bank, and has not made interest or principal payments since August and January 2002, respectively.  The Company’s lender has requested that management either recapitalize or sell the Company.  As disclosed in Note 9, the assets of the Company were purchased by Lens Express, LLC on November 25, 2002, and subsequently sold, along with an unrelated entity, to 1-800 Contacts, Inc. on January 31, 2003.

Cash Equivalents - The Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.  The Company’s cash equivalents are not insured by the Federal Deposit Insurance Corporation and are subject to investment risk.

Use of Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the years.  Actual results could differ from those estimates.

Income Taxes - The Company uses the asset and liability approach in determining its accounting for income taxes.  Under this approach, deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and those recognized for tax purposes.  The Company’s income tax accounts are presented in the financial statements as if it were a stand alone entity for all periods presented.

Inventory - Inventory consists of finished goods and is valued at the lower of cost or market, on an average cost basis.

Fixed Assets - Computer hardware and software, equipment, and furniture and fixtures are stated at cost and are being depreciated on a straight-line basis over their estimated useful lives.

Leasehold improvements are stated at cost and are being amortized on the straight-line method over the lesser of the estimated useful lives of the related assets or lease term.

A summary of the lives used in computing depreciation is as follows:

Computer hardware and software	3-5 years
Equipment, furniture and fixtures	5-7 years

Impairment of Long-Lived Assets - The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Goodwill - Goodwill represents the excess of the cost of businesses acquired over the fair market value of identifiable net assets at the dates of acquisition.  Goodwill is amortized on a straight-line basis over 20 years.  As of October 31, 2001, the Company determined that goodwill was impaired based on the current estimated market value of the Company (Note 9).  An impairment charge of $30,296,305 was recorded to write-off the remaining unamortized goodwill.  There is no remaining goodwill recorded on the Company’s books.

Deferred Financing Fees - Deferred financing fees represents loan origination costs of $551,756 net of amortization, as a result of entering into a credit agreement in 2000 (Note 2).  The costs are amortized over six years, which represents the life of the agreement.  Accumulated amortization of deferred financing fees was $223,050 and $129,134 at October 31, 2002 and 2001, respectively.

Accounts Payable – As of October 31, 2002 and 2001, accounts payable amounted to $2,670,405 and $1,959,298, respectively.

Delivery, Shipping and Handling Costs - The Company accounts for its shipping and handling costs within selling, general and administrative expenses.  For the successor periods for the years ended October 31, 2002, 2001, and the period from June 16, 2000 to October 31, 2000, and the predecessor period from November 1, 1999 to June 15, 2000, the Company incurred total costs of $1,648,352, $2,139,694, and $821,101, and $1,366,504, respectively.  Shipping and handling costs, which are billed to customers, are recorded as revenue.

Customer List – An acquired customer list has been capitalized and is being amortized on the straight-line method over its estimated useful lives of 3 years.  The aggregate accumulated amortization of this item was $13,056 and $8,122 at October 31, 2002 and 2001, respectively.

Concentration of Credit Risk - The Company from time to time has cash in financial institutions in excess of insured limits.  In assessing its risk, the Company’s policy is to maintain funds only with reputable financial institutions.

Revenue Recognition - Revenue related to the sale of product is recognized when goods are shipped.  Revenues are recorded net of any applicable discounts and returns.  In addition to revenue derived from the sale of product, the Company receives cash in advance from customers in exchange for the customer’s participation in membership programs for one, three- and five-year periods.  The membership program entitles members to certain benefits during the membership period including participation in a discount program, fixed pricing on product, and access to a physicians referral network.  The Company records cash received for membership programs as deferred membership revenue and recognizes these amounts in income on a straight-line basis over the lives of the individual memberships.

Recent Accounting Pronouncements – Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, issued by the Financial Accounting Standards Board (“FASB”) in July 2001, requires all business combinations initiated after June 30, 2001 to be accounted for under the purchase method.  SFAS 141 also sets forth guidelines for applying the purchase method of accounting in the determination of intangible assets, including goodwill acquired in a business combination, and expands financial disclosures concerning business combinations consummated after June 30, 2001.  The application of SFAS 141 did not affect previously reported amounts included in goodwill or other intangible assets.

SFAS No. 142, Goodwill and Other Intangible Assets, issued by FASB in July 2001, requires that an intangible asset that is acquired shall be initially recognized and measured based on its fair value.  The statement also provides that goodwill should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount.  The Company evaluated its existing goodwill and other intangible assets, under SFAS 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, as of October 31, 2001, which resulted in a write-off of all remaining goodwill as of that date.

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  This statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of Accounting Principles Board (“APB”) Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business.  This Statement retains the requirements of Statement 121 to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and measure and impairment loss as the difference between the carrying amount and fair value of the asset.   This Statement also establishes criteria beyond that previously specified in Statement 121 to determine when a long-lived asset is held for sale.  Management believes that adoption of this statement will not have a material effect on the Company’s financial statements.

SFAS No. 145, Rescission of SFAS No. 4, 44 and 64, Amendment of SFAS No.13 and Technical Corrections, is effective for all fiscal years beginning after January 1, 2003.  This statement requires that the reporting of gains and losses from the early extinguishment of debt as extraordinary items will only be required if they meet the specific criteria for extraordinary items included in Accounting Principles Board Opinion No. 30, Reporting the Results of Operations.  Management believes that adoption of this statement will not have a material effect on the Company’s financial statements.

SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, is effective for all fiscal years beginning after January 1, 2003.  This statement nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to an Activity (Including Certain Costs Incurred in a Restructuring).  This statement requires that the reporting of costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred.  Management believes that adoption of this statement will not have a material effect on the Company’s financial statements.

FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB interpretation No. 34 (“FIN 45”), was issued in November 2002.  FIN 45 elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued.  It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.  The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end.  The disclosure requirements in this Interpretation are effective for financial statements for periods ending after December 15, 2002. Management believes that adoption of this statement will not have a material effect on the Company’s financial statements.

FASB Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”), was issued in January 2003.  FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, and applies immediately to any variable interest entities created after January 31, 2003 and to variable interest entities in which an interest is obtained after that date. This Interpretation is applicable for the Company on December 31, 2004, for interests acquired in variable interest entities prior to February 1, 2003. Management believes that adoption of this statement will not have a material effect on the Company’s financial statements.

3.                   FIXED ASSETS

As of October 31, 2002 and 2001, fixed assets consisted of the following:

	2002	2001

Computer hardware and software	$1,040,765	$2,150,388
Equipment, furniture and fixtures	107,324	99,976
Leasehold improvements	74,255	57,288

	1,222,344	2,307,652

Less accumulated depreciation and amortization	(571,144)	(1,217,949)

Fixed assets - net	$651,200	$1,089,703

Depreciation expense for the successor periods for the years ended October 31, 2002, 2001, and the period from June 16, 2000 to October 31, 2000, and the predecessor period from November 1, 1999 to June 15, 2000 was $788,700, $908,846, $492,667, and $296,033, respectively.

4.                   BANK DEBT

Effective with the Parent’s acquisition of the Company, the Company, along with the Parent and Affiliate, entered into a new credit agreement with a bank that refinanced the original facility. This agreement holds the Company, Parent and Affiliate jointly and severally liable for the debt under the agreement. The new credit agreement includes a $32,000,000 term loan, maturing on June 16, 2006.  Under the credit agreement, the term loan bears interest at a rate equal to (1) the greater of the prime rate or the Federal Funds rate plus .5%, plus .5% to 2%, or (2) LIBOR plus 1.75% to 3.25%

(subject to the provisions of the agreement.)  The weighted average interest rates for the successor periods for the years ended October 31, 2002, 2001, and the period from June 16, 2000 to October 31, 2000, were 6.72%, 7.99%, and 6.48%, respectively.  The term loan was to be repaid as follows $4,605,000, $4,988,750, $6,140,000 $6,140,000 and $3,605,000 in each of the years ended October 2002, 2003, 2004, 2005 and 2006, respectively. The Company has made payments of $329,297, $1,975,781, and $0, for the successor periods for the years ended October 31, 2002, 2001, and the period from June 16, 2000 to October 31, 2000, respectively.  The Affiliate has made payments of $246,328, $2,477,969, and $328,438, for the years ended October 31, 2002, 2001, and 2000, respectively.  As of October 31, 2002 and 2001, the borrowings under the credit agreement for the Company were $14,818,359 and $15,147,656, respectively, which, because the Company is in default as discussed below, are classified as a current liability.  The Affiliate had borrowings of $10,084,766 and $10,331,094 as of October 31, 2002 and 2001, respectively.  Although the debt is jointly and severally due, the debt incurred by the affiliate has not been reflected in the accompanying balance sheet.

The credit agreement also included a revolver loan of $13,000,000, which matures on June 16, 2006.  Borrowings under the revolving loan are subject to limitations set forth in the agreement and bear interest at a rate equal to (1) the greater of the prime rate or the Federal Funds rate plus .5%, plus .25% to 1.75%, or (2) LIBOR plus 1.5% to 3.00% (subject to the provisions of the agreement.)  The weighted average interest rates for the successor periods for the years ended October 31, 2002, 2001, and the period from June 16, 2000 to October 31, 2000, were 6.22%, 6.8%, and 6.5%, respectively.  As of October 31, 2002 and 2001, the borrowings under the revolver for the Company were $4,175,000 and $2,875,000, respectively, which, because the Company is in default as discussed below, are classified as a current liability.  The Affiliate had borrowings of $3,575,000 and $1,600,000, at October 31, 2002 and 2001, respectively.  Although the debt is jointly and severally due, the debt incurred by the Affiliate has not been reflected in the accompanying balance sheet.

Under the terms of the credit agreement, the Company is required to meet certain financial covenants including interest coverage, leverage, and debt service ratios, as well as, adjusted net income thresholds, and nonfinancial covenants, as defined in the credit agreement.  As discussed in Note 2, the Company was not in compliance with certain covenants related to the credit agreement and was not operating under a forbearance agreement as of October 31, 2002.  The Company’s lender has asked the Company to either recapitalize or sell the Company (see Note 9).

The Company may, at its discretion, prepay any outstanding amounts prior to the maturity date without penalty.  The loans are secured by substantially all of the assets of the Company.

5.                   INCOME TAXES

The provision (benefit) for income taxes consisted of the following:

	Current	Deferred	Total

Successor year ended October 31, 2002:
Federal	$—	$—	$—
State and local	—	—	—

	$—	$—	$—

	Current	Deferred	Total

Successor year ended October 31, 2001:
Federal	$(836,697)	$222,830	$(613,867)
State and local	—	18,618	18,618

	$(836,697)	$241,448	$(595,249)

	Current	Deferred	Total

Successor Period ended October 31, 2000:
Federal	$(461,044)	$(83,561)	$(544,605)
State and local	(40,376)	(6,982)	(47,358)

	$(501,420)	$(90,543)	$(591,963)

	Current	Deferred	Total

Predecessor Period ended June 15, 2000:
Federal	$1,295,820	$(139,269)	$1,156,551
State and local	112,205	(11,636)	100,569

	$1,408,025	$(150,905)	$1,257,120

Income tax expense (benefit) differed from the amount computed by applying the applicable U.S. federal statutory graduated income tax rate of 34% to pretax income as a result of the following:

			Successor Period from June 16, 2000 to October 31, 2000	Predecessor Period from November 1, 1999 to June 15, 2000

	Successor year ended October 31,
	2002	2001

Pre tax book income	(34.0)%	(34.0)%	(34.0)%	34.0%
State taxes (net of federal benefit)	(1.8)	(1.7)	(2.0)	2.0
Other	0.2	2.9	(3.3)	3.3
Valuation allowance	35.6	31.2	—	—

Effective tax rate	0.0%	(1.6)%	(39.3)%	39.3%

The components of the net deferred tax asset in the Company’s balance sheets at October 31, 2002 and 2001 are as follows:

	2002	2001

Deferred tax assets:
Reserves	$603,164	$962,018
Difference between book and tax basis of depreciable amortizable assets	9,039,620	9,678,526
Inventory	30,956	30,526
NOL carryforwards	2,896,957	680,366

Total deferred tax assets	12,570,697	11,351,436

Deferred tax liabilities:
Difference between book and tax basis of depreciable amortizable assets	(69,253)	(81,020)

Net deferred tax assets	(69,253)	(81,020)

Valuation allowance	(12,501,444)	(11,270,416)

Net deferred tax assets - after valuation allowance	$—	$—

A valuation allowance for the full amount of the net deferred asset was recorded at October 31, 2002 and 2001 and represents the portion of tax operating loss carryforwards and other items for which it is more likely than not that the benefit of such item will not be realized.  Such valuation allowance increased by approximately $1.2 million for the year ended October 31, 2002 and increased by approximately $11.3 million for the year ended October 31, 2001.

At October 31, 2002, the Company had approximately $7.8 million of net operating loss carryforwards for income tax purposes expiring from October 31, 2021 to October 31, 2022.

6.                   COMMITMENTS AND CONTINGENCIES

Rent - The Company is committed under noncancelable operating leases for equipment and office space through June 30, 2011.  The facility leases also provide for additional rent equal to the Company’s pro rata share of real estate taxes and other operating costs.

As of October 31, 2002, the minimum annual lease payments were as follows:

Years

2003	$151,920
2004	178,130
2005	204,348
2006	230,556
2007	256,764
Thereafter	1,608,668

$2,630,386

Rental expense for the successor periods for the years ended October 31, 2002, 2001, and the period from June 16, 2000 to October 31, 2000, and the predecessor period from November 1, 1999 to June 15, 2000 was $262,203, $251,638, $86,593, and $144,111, respectively.

Employment Agreements - The Company is party to employment agreements with certain executives, which provide for compensation and certain other benefits.  The agreements also provide for severance payments under certain circumstances.

Litigation - On March 24, 2000, a lawsuit was filed against the Company, which alleged violations of federal and state unsolicited goods mailing statutes and state deceptive trade practices acts.  The suit, filed in the United States District Court for the Western District of Texas, was certified as a nationwide class action in February 2001.

The principal claim in the case is that the Company sent its customers unsolicited shipments of contact lenses and related products in violation of the statutes previously mentioned.  The Company maintains a program whereby if the customer so requests, new shipments of contact lenses are shipped to customers at requested intervals and the customers’ credit or debit cards are charged when the shipments are made.  The Company has sent these automatic shipments to approximately 210,000 customers since March 1998, the time when the claims in the lawsuit begin.  The complaint seeks reimbursement of all monies paid by recipients for those lens shipments as well as punitive damages and attorneys’ fees.

In March 2002, the Company settled the case by agreeing to issue credits to class members of either $5 or $37 based upon individual purchasing history.  Pursuant to an agreement between the Parent and Summit Technology, Inc. (the former owner of the Company), Summit Technology, Inc. will pay the majority of the plaintiff’s counsel fees as the Company will be responsible for issuing the credits.  The Company had accrued $425,250 for this loss contingency as of October 31, 2001.  At October 31, 2002 there were no remaining reserves.

7.                   PROFIT SHARING PLAN

The Company maintains a defined contribution plan covering all of its eligible employees.  The plan provides for a Company match determined at the start of the plan year.  Expenses for the plan for the successor periods for the years ended October 31, 2002, 2001, and the period from June 16, 2000 to October 31, 2000, and the predecessor period from November 1, 1999 to June 15, 2000 were $50,911, $48,068, $21,621, and $35,983, respectively.

8.                   RELATED PARTY

The Company paid $246,729 to the Affiliate for management fees for the years ended October 31, 2002.

9.                   SUBSEQUENT EVENT

On November 25, 2002, the net assets of the Company were purchased by Lens Express, LLC for $7,000,000 in cash.  All assets and liabilities of Lens Express, LLC, and an unrelated company, were subsequently purchased by 1-800 Contacts, Inc. on January 30, 2003.

* * * * * *

Camelot Ventures/CJ, LLC
d/b/a Lens 1st

Report on Audit of Financial Statements

For the Year Ended December 31, 2002 and the
Period from June 8, 2001 through
December 31, 2001

Report of Independent Accountants

To the Board of Directors and

Members’ of Camelot Ventures/CJ LLC

In our opinion, the accompanying statement of financial position and the related statements of operations, of member’s equity and of cash flows present fairly, in all material respects, the financial position of Camelot Ventures/CJ, LLC d/b/a Lens 1st at December 31, 2002 and 2001, and the results of its operations and its cash flows for the year ended December 31, 2002 and for the period June 8, 2001 (inception) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

March 14, 2003

Camelot Ventures/CJ, LLC d/b/a Lens 1st

Statement of Financial Position

December 31, 2002 and 2001

	2002	2001

Assets
Current assets
Cash	$14,743	$—
Accounts receivable, net of allowance of $12,000 as of December 31, 2002	239,240	155,166
Accounts receivable from affiliates	149,968	30,417
Due from escrow	—	125,000
Inventory	1,562,659	1,598,420
Prepaid expense	112,354	161,279
Intangible assets, net	—	187,500
Total current assets	2,078,964	2,257,782

Property and equipment, net	641,348	602,612
Intangible assets, net	682,714	1,460,741
Goodwill	2,908,579	2,908,579

Total assets	$6,311,605	$7,229,714

Liabilities and Members’ Equity
Current liabilities
Outstanding checks in excess of bank balance	$137,317	$308,096
Revolving line of credit	2,553,933	2,537,404
Current portion of term loan	400,000	—
Accounts payable	814,327	748,004
Accrued liabilities	376,099	331,095
Accrued interest	29,325	62,380
Unearned revenue	91,514	57,737
Total current liabilities	4,402,515	4,044,716

Term loan	1,600,000	2,000,000
Total liabilities	6,002,515	6,044,716

Members’ equity
13,306,730 and 11,000,000 membership units authorized, 11,185,862 and 8,500,000 issued and outstanding, respectively	309,090	1,184,998

Total liabilities and members’ equity	$6,311,605	$7,229,714

The accompanying notes are an integral part of these financial statements.

Camelot Ventures/CJ, LLC d/b/a Lens 1st

Statement of Operations

For the Year Ended December 31, 2002 and for the

Period from Inception (June 8, 2001) through December 31, 2001

	2002	2001

Revenue	$14,158,269	$8,197,484
Cost of goods sold	9,202,912	5,109,918
Gross profit	4,955,357	3,087,566

Operating expenses
Administrative and general	3,678,219	1,845,018
Advertising and marketing	1,262,785	1,812,140
Depreciation and amortization	1,268,384	1,171,975
Total operating expenses	6,209,388	4,829,133
Loss from operations	(1,254,031)	(1,741,567)
Interest expense	135,226	82,976

Net loss	$(1,389,257)	$(1,824,543)

The accompanying notes are an integral part of these financial statements.

Camelot Ventures/CJ, LLC d/b/a Lens 1st

Statement of Members’ Equity

For the Year Ended December 31, 2002 and for the

Period from Inception (June 8, 2001) through December 31, 2001

	Units	Total members’ equity

Balance, June 8, 2001	—	$—
Issuance of membership units	8,500,000	3,000,000
Non-cash compensation related to issuance of options	—	9,541
Net loss	—	(1,824,543)
Balance, December 31, 2001	8,500,000	1,184,998
Issuance of membership units	2,685,862	483,467
Non-cash compensation related to issuance of options	—	29,882
Net loss	—	(1,389,257)

Balance, December 31, 2002	11,185,862	$309,090

The accompanying notes are an integral part of these financial statements.

Camelot Ventures/CJ, LLC d/b/a Lens 1st

Statement of Cash Flows

For the Year Ended December 31, 2002 and for the

Period from Inception (June 8, 2001) through December 31, 2001

	2002	2001

Cash flows from operating activities
Net loss	$(1,389,257)	$(1,824,543)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,268,384	1,171,975
Non-cash compensation related to issuance of options for membership units	29,882	9,541
Bad debt expense	10,144	23,196
Changes in current assets and current liabilities
Accounts receivable	(213,769)	(93,285)
Inventory	35,761	(1,156,890)
Prepaid expense	48,925	(45,803)
Accounts payable	66,323	(477,884)
Accrued and other liabilities	45,726	107,970
Net cash used in operating activities	(97,881)	(2,285,723)

Cash flows from investing activities
Purchases of property and equipment	(341,593)	(227,938)
Acquisition of certain assets	—	(5,081,839)
Cash paid for non-compete agreement	—	(250,000)
Proceeds from escrow	125,000	—
Net cash used by investing activities	(216,593)	(5,559,777)

Cash flows from financing activities
Outstanding checks in excess of bank balance	(170,779)	308,096
Proceeds on revolving line of credit, net	16,529	2,537,404
Proceeds from issuance of term note	—	2,000,000
Proceeds from issuance of Members’ equity	483,467	3,000,000
Net cash provided by financing activities	329,217	7,845,500
Net change in cash	14,743	—

Cash, beginning of period	—	—

Cash, end of period	$14,743	$—

Supplemental cash flow information
Cash paid for interest	$102,171	$21,257

The accompanying notes are an integral part of these financial statements.

Camelot Ventures/CJ, LLC d/b/a Lens 1st

Notes to Financial Statements

1.                   Nature of Business

Camelot Ventures/CJ, L.L.C. d/b/a Lens 1st (the “Company”) is a Michigan limited liability company.  The Company commenced business on June 8, 2001 with the purchase of certain assets of K&D Distributors, Ltd. as described below.  The Company is involved in the sale and distribution of replacement contact lenses throughout the United States.

Business acquisition

On June 8, 2001, the Company purchased certain assets and assumed certain liabilities of K&D Distributors, Ltd.  The Company initially paid $5,000,000, assumed net liabilities of approximately $181,000 including costs incurred of approximately $82,000.  Of the initial purchase price, $500,000 was held in escrow subject to a final closing balance sheet.  In early 2002, the Company reached agreement with the sellers and received $125,000 from the escrow account, subsequently reducing the purchase price.

The purchase price has been allocated as follows:

Accounts receivable	$115,494
Inventory	441,530
Prepaid expenses	115,476
Intangible assets	2,229,247
Property and equipment	515,643
Accounts payable	(1,307,726)
Other current liabilities	(143,243)
Goodwill	2,908,579

Cash paid, net of escrow proceeds	$4,875,000

2.                   Summary of Significant Accounting Policies

Significant estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts and disclosures reported in the financial statements.  Actual results could differ from those estimates.

Revenue recognition

Revenue is recognized at the time of shipment to the customer.  Payment received prior to shipment results in unearned revenue for amounts collected from customers for which shipment has not occurred.  The Company classifies amounts billed to a customer for shipping and handling as revenue and the corresponding costs incurred for shipping and handling is charged to cost of sales.

Advertising

The Company expenses all costs for advertising when the associated materials are mailed or delivered to potential customers.  Advertising costs were $1,262,785 and $1,812,140 for the year ended December 31, 2002 and for the period from inception (June 8, 2001) through December 31, 2001, respectively.

Income taxes

Federal income taxes are not payable by, or provided for the Company.  Each member is taxed on its share of the Company earnings under the Internal Revenue Code.

Inventories

Inventories consist principally of contact lenses and related accessories.  Contact lenses are stated at the lower of cost, determined on a first-in, first-out basis, or market.

Property and equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated economic useful life, ranging from three to five years.  Upon retirement or sale, the cost of assets disposed of and related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.  Repairs and maintenance costs are charged to expense as incurred.

Stock-based compensation

Non-employee option awards under the Company’s Incentive Option Plan are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” and related interpretations.

Goodwill and intangible assets

The Company follows the guidelines of SFAS No. 142, “Goodwill and Other Intangible Assets.”  Goodwill is not amortized but is tested for impairment by the Company on an annual basis.  Intangible assets include a non-compete agreement and customer lists acquired through acquisition (Note 1).  They are amortized over the estimated economic useful lives, ranging from one to five years.  The Company tests intangible assets for impairment on an annual basis and any resulting impairment loss is charged to income.

3.                   Intangible Assets

As a condition of acquiring the assets of the Company, the Company entered into a Consulting and Non-Compete Agreement (“Agreement”) with one of the principals of the sellers.  Under the terms of this agreement, in addition to providing limited consulting services, the consultant has agreed not to compete for a period of one year from the date of sale and not to solicit the Company’s employees for a period of two years from the date of sale.

The Company paid $450,000 to the consultant, comprising of $150,000 paid at closing, $100,000 paid in 2001 upon performance of the consulting services and a $200,000 note.  The note bears no interest, has a principal amount of $200,000, and is due June 11, 2003.  The note is reflected as an accrued liability in the accompanying balance sheet.  The value of the Agreement is being amortized over the 12-month non-compete period.

The customer lists acquired were valued based upon the projected gross margin per customer.  The customer lists are being amortized on an accelerated basis over five years, reflecting the expected future revenue received from those customers.

Intangible assets and accumulated amortization as of December 31, 2002 and 2001 are as follows:

	2002	2001

Customer list	$2,229,247	$2,229,247
Non-compete agreement	—	450,000
	2,229,247	2,679,247
Less - accumulated amortization	(1,546,533)	(1,031,006)

	$682,714	$1,648,241

Future aggregate amortization expense related to intangible assets is as follows:

For the year ending December 31
2003	$381,233
2004	186,804
2005	91,534
2006	23,143

$682,714

4.                   Property and equipment

Property and equipment consist of the following at December 31, 2002 and 2001:

	2002	2001

Furniture and fixtures	$97,132	$89,740
Leasehold improvements	24,893	2,768
Computer equipment	443,742	319,748
Computer software	519,408	331,326
	1,085,175	743,582
Less - accumulated depreciation	443,827	140,970

	$641,348	$602,612

5.                   Financing

The Company has a three-year revolving credit facility with a bank allowing for maximum borrowings of $3,000,000, expiring June 8, 2004.  At December 31, 2002 and 2001, $2,553,933 and $2,537,404, respectively, was outstanding on the line.

The Company entered into a term loan payable to a bank for $2,000,000 at the purchase date..  Principal is payable in monthly installments of $33,333, beginning January 1, 2003, with the balance due June 8, 2006.

The aggregate maturities of the term note payable are as follows:

For the year ended December 31
2003	$400,000
2004	400,000
2005	400,000
2006	800,000

$2,000,000

Interest on both facilities is payable at rates that vary based on either the bank’s prime rate minus 1.5%, (2.05% and 3.25% at December 31, 2002 and 2001, respectively) or the bank’s Eurodollar rate plus 0.5% (1.85% and 2.34% at December 31, 2002 and 2001, respectively).  Per the agreement, interest on the term loan is deferred until June 30, 2002 at which time it will be paid monthly.  At December 31, 2002, the rate on the term loan outstanding was the Eurodollar rate.  At December 31, 2002 and 2001, the Company had $2,200,000 and $2,300,000, respectively, outstanding on the revolving line of credit at the Eurodollar based rate and $353,933 and $237,404, respectively, outstanding on the revolving line of credit at the prime based rate.

The bank debt is collateralized by substantially all assets of the Company.

Under the note agreement with the bank, the Company is subject to certain financial and non-financial covenants including a revenue to advertising expense ratio.

6.                   Operating Lease Commitments

The Company leases its call center and distribution facilities under non-cancelable operating leases.  The leases expire on various dates through 2004.  Rental expense under these leases totaled approximately $195,000 and $89,000 for the year ended December 31, 2002 and for the period from inception (June 8, 2001) through December 31, 2001, respectively.

Future minimum payments under non-cancelable operating leases with maturities in excess of one year and in effect at December 31, 2002 are summarized as follows:

Year ended December 31,
2003	$195,000
2004	38,000

$233,000

7.                   Related Party Transactions

The distribution center is subleased from an entity owned by a member of the Company through September 2002.  Rental expense for the year ended December 31, 2002 and for the period from inception (June 8, 2001) through December 31, 2001 were approximately $20,000 and $18,000, respectively.

The Company sells products to a member of the Company under a distribution agreement whereby the Company receives a markup of approximately 18%.  Net sales under this agreement for the year ended December 31, 2002 and for the period from inception (June 8, 2001) through December 31, 2001 were approximately $304,000 and $239,000, respectively.  Included in accounts receivable at December 31, 2002 and 2001 $43,947 and $30,417, respectively is due the Company from the member.

On November 25, 2002, a related party through common ownership, Lens Express, LLC, purchased substantially all assets and certain liabilities of a significant competitor.  The Company was a guarantor to this agreement.  The agreement called for the Company to unconditionally guarantee the performance of Lens Express, LLC of its obligations under the purchase agreement.  The significant obligations remaining at December 31, 2002 included guaranteeing the various accounts payable and accrued expenses totaling approximately $1,400,000.

The Company also sells its products to Lens Express and pays certain liabilities with subsequent reimbursement.  The sales during the year ended December 31, 2002 were appropriately $49,000, and liabilities paid on behalf of Lens Express were $208,000.  As of December 31, 2002, the Company had a receivable from Lens Express of approximately $106,000.

8.                   401(k) Plan

In September, 2001 the Company established a defined contribution 401(k) plan.  The plan covers substantially all employees of the Company with contributions based on a percentage of employee compensation up to a maximum of 25%.  In addition, the Company matches 50% of employees’ salary reduction, up to 4% of compensation.  Profit sharing expense totaled approximately $13,500 and $6,200 for the year ended December 31, 2002 and for the period from inception (June 8, 2001) through December 31, 2001, respectively.

9.                   Incentive Option Plan

An option plan was established by a member that provide for the granting of options to key employees and consultants.  The objective of this plan includes attracting and retaining the best personnel, providing for additional performance incentives, and promoting the success of the Company by providing employees the opportunity to acquire membership units.  The Incentive Option Plan authorizes options for up to 725,000 common units of membership interests of a member.  Upon exercise of the options of the member, the member remits the funds received from the option holder to the Company and the member’s membership units in the Company increases at a corresponding rate.  As of December 31, 2002 and 2001, 455,500 and 274,500 options have been granted, respectively.  The exercise price is equal to or above the fair market value of the units at the grant date, as determined by the Company.  Options generally vest ratably over a four-year period and expire in ten years.

The fair value of each option granted was estimated on the date of grant using a Black-Scholes option pricing model with the following assumptions: no individual yield; a 10-year expected life; expected volatility of 45%; and risk-free interest rates ranging from 4.17% to 5.07% for the grants issued during the year ended December 31, 2002 and from 5.28% to 5.49% for the grants issued during the period from inception (June 8, 2001) through December 31, 2001.

The following table summarizes the activity of the Company’s option plan for employees:

	Number of options	Weighted average exercise price

Outstanding at June 8, 2001	—	$—
Granted	274,500	1.00
Cancelled	(1,500)	1.00

Outstanding at December 31, 2001	273,000	1.00

Granted	181,000	1.00
Cancelled	(263,000)	1.00

Outstanding at December 31, 2002	191,000

Weighted average remaining contractual life	9.3 years

Weighted average grant date fair value		$0.18

Options exercisable at December 31, 2002	3,125

In October 2002, the Company adopted a stock option plan that granted 638,883 options subject to certain conditions to the Company’s Chief Executive Officer. The options have been granted with immediate vesting and an option term of the earlier of ten years or the termination date. The exercise price of the options is $1.27 per unit, the fair value of the units which was estimated at the date of the grant using the Black-Scholes option-pricing model was $22,401 or $0.04 per unit. The following weighted-average assumptions were used: no individual yield; a 10-year expected life; volatility of 45%; and risk free interest of 4.17%.

The relative fair value of the total options issued during the year ended December 31, 2002 and for the period from inception (June 8, 2001) through December 31, 2001 was $29,882 and $9,541, respectively, and was charged to compensation expense.

10.            Contingencies

Upon the occurrence of a Liquidity Event as defined in the Operating Agreement for Camelot Ventures/CJ, LLC, certain members will earn up to an additional 756,853 membership units.

11.            Subsequent Event

On January 30, 2003, substantially all assets and liabilities of the Company and Lens Express were sold to 1-800 Contacts, Inc. for $6.5 million in cash and 900,000 shares of restricted stock of 1-800 Contracts, Inc.

K&D Distributors, Ltd.
d/b/a Lens 1st

Report on Audit of Financial Statements

For the Period from January 1 through
June 7, 2001

Report of Independent Accountants

To the Board of Directors and

Members of K&D Distributors, Ltd. d/b/a Lens 1st

In our opinion, the accompanying statement of financial position and the related statements of operations, of members’ deficit and of cash flows present fairly, in all material respects, the financial position of K&D Distributors, Ltd. d/b/a Lens 1st at June 7, 2001, and the results of its operations and its cash flows for the period from January 1, 2001 through June 7, 2001 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared as if the Company will continue as a going concern.  As discussed in Note 7 to the financial statements, the Company sold substantially all assets on June 8, 2001 and ceased operations.  Proceeds from the sale were used to repay existing liabilities and partially repay debt.  Remaining debt balances were forgiven.  The financial statements do not include any adjustments that might result from the outcome of this event.

PriceWaterhouseCoopers LLP

March 14, 2003

K&D Distributors, Ltd. d/b/a Lens 1st

Statement of Financial Position

June 7, 2001

Assets
Current assets
Cash	$16,942
Accounts receivable	115,494
Inventory	441,530
Prepaid expenses	121,185
Total current assets	695,151

Property and equipment, net	515,641
Intangible assets, net	25,611
Goodwill	175,741

Total assets	$1,412,144

Liabilities and Members’ Equity
Current liabilities
Outstanding checks in excess of bank balance	$67,893
Accounts payable	1,215,741
Accrued liabilities	95,912
Accrued interest	842,141
Unearned revenue	47,330
Notes payable	10,452,612
Total current liabilities	12,721,629
Members’ deficit	(11,309,485)

Total liabilities and members’ deficit	$1,412,144

The accompanying notes are an integral part of these financial statements.

K&D Distributors, Ltd. d/b/a Lens 1st

Statement of Operations

For the Period from January 1, 2001 through June 7, 2001

Revenue	$5,808,687
Cost of goods sold	3,550,442
Gross profit	2,258,245

Operating expenses
Administrative and general	1,737,302
Advertising and marketing	1,137,753
Depreciation and amortization	138,916
Total operating expenses	3,013,971
Loss from operations	(755,726)
Interest expense	440,485

Net loss	$(1,196,211)

The accompanying notes are an integral part of these financial statements.

K&D Distributors, Ltd. d/b/a Lens 1st

Statement of Members’ Deficit

For the Period from January 1, 2001 through June 7, 2001

Total members’ deficit

Balance, January 1, 2001	$(10,113,274)
Net loss	(1,196,211)

Balance, June 7, 2001	$(11,309,485)

The accompanying notes are an integral part of these financial statements.

K&D Distributors, Ltd. d/b/a Lens 1st

Statement of Cash Flows

For the Period from January 1, 2001 through June 7, 2001

Cash flows from operating activities
Net loss	$(1,196,211)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	138,916
Bad debt expense	145,621
Changes in current assets and current liabilities
Accounts receivable	75,125
Inventory	(132,425)
Prepaid expense	104,991
Accounts payable	248,005
Accrued expenses and other liabilities	417,366
Net cash used in operating activities	(198,612)

Cash flows from investing activities
Purchases of property and equipment	(27,137)
Advances from affiliates	311,769
Net cash provided by investing activities	284,632

Cash flows from financing activities
Outstanding checks in excess of bank balance	(156,372)
Proceeds on revolving line of credit, net	85,090
Net cash used in financing activities	(71,282)

Net increase in cash	14,738
Cash, beginning of period	2,204

Cash, end of period	$16,942

Supplemental cash flow information
Cash paid for interest	$880,969

The accompanying notes are an integral part of these financial statements.

K&D Distributors, Ltd. d/b/a Lens 1st

Notes to Financial Statements

1.                   Nature of Business

K&D Distributors, Ltd. d/b/a Lens 1st (the “Company”) is a limited liability company (LLC) that is wholly owned by KDCPEC, Inc. (the “Parent”) an Ohio corporation.  The Company commenced business on January 7, 1999 and is involved in the sale and distribution of contact lenses throughout the United States.  Effective June 8, 2001, the Company’s assets and operations were sold (see Note 7).

2.                   Summary of Significant Accounting Policies

Significant estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts and disclosures reported in the financial statements.  Actual results could differ from those estimates.

Revenue recognition

Revenue is recognized at the time of shipment to the customer.  Payment received prior to shipment results in unearned revenue for amounts collected from customers for which shipment has not occurred.  The Company classifies amounts billed to a customer for shipping and handling as revenue and the corresponding costs incurred for shipping and handling is charged to cost of sales.

Advertising costs

Advertising costs are charged to operations as incurred.  These are reported as advertising and marketing expenses.  Advertising costs totaled $1,137,753 for period from January 1 through June 7, 2001.

Income taxes

Federal income taxes are not payable by, or provided for the Company.  Each member is taxed on its share of the Company earnings under the Internal Revenue Code.

Inventories

Inventories consist principally of contact lenses and related accessories.  Contact lenses are stated at the lower of cost, determined on a first-in, first-out basis, or market.

Property and equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated economic useful life, ranging from three to five years.  Upon retirement or sale, the cost of assets disposed of and related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.  Repairs and maintenance costs are charged to expense as incurred.

Goodwill and intangible assets

Intangible assets are recorded at costs and amortized using the straight-line method.  The non-compete agreement is being amortized over the 5-year life of the agreement.  Goodwill is being amortized over 15 years.  Unamortized goodwill at June 7, 2001 is $175,741.

3.                   Property and equipment

Property and equipment consist of the following at June 7, 2001:

Furniture and fixtures	$130,633
Leasehold improvements	56,725
Computer equipment	246,272
Computer software	638,993
1,072,623
Less - accumulated depreciation	556,982

$515,641

4.                   Financing

Notes payable consists of the following as of:

Revolving credit note payable to bank due on demand	$6,624,799

Subordinated unsecured note payable, due January 2004, interest payable quarterly at 11.75% and principal due in full at maturity, convertible into a member’s interest representing 7% to 13% of the Company’s equity, depending on cumulative EBITA, as defined in the agreement	3,500,000

Subordinated unsecured, demand note payable to Parent, with interest at 10%, interest payable in August 2001 and monthly thereafter	327,813

Total	$10,452,612

Interest on the revolving credit note is payable at rates that vary, based on either the bank’s prime rate, plus a range of 0 to 2.00 points, or the Eurodollar, plus a range of 2.75 to 4.75 points.  The interest rate base is the Company’s choice.  The margin over the base interest rates varies based on the Company’s financial position and financial performance.  At June 7, 2001, the effective interest rate on the note was 8.5% (prime plus 1.50 points).

The Company’s bank debt is collateralized by substantially all assets of the Company, the full corporate guaranty of the Parent, and unlimited personal guarantees of two of the stockholders of the Parent.

Both loan agreements contain restrictions and covenants which, among other things, require maintenance of certain financial ratios.  The Company was in violation of certain covenants at June 7, 2001 on both the bank and subordinated debt.  In January 2001, the bank called the debt by demanding payment in full.  The bank agreed to forbear any action to collect or impose a default rate until the sale of the Company’s assets and operations (see Note 7) and to advance additional funds to the Company solely at the bank’s discretion.

5.                   Operating Lease Commitments

The Company leases its call center and distribution facilities under non-cancelable operating leases.  The leases expire on various dates through 2004.  Rental expense under these leases totaled approximately $68,000 for the period from January 1, 2001 through June 7, 2001.

Future minimum payments under non-cancelable operating leases are summarized as follows:

June 8 - December 31, 2001	$70,000
The year ended December 31,
2002	142,000
2003	147,000
2004	38,000

$397,000

6.                   Related Party Transactions

The Company’s sales of contact lenses to an affiliate were approximately $196,500 with related costs of sales of $157,300 during the period from January 1, 2001 through June 7, 2001.  The sales were offset by management fees that the Company paid to the affiliate of approximately $92,200.  During the period from January 1, 2001 through June 7, 2001, the Company received payment of approximately $405,000.  As of June 7, 2001, the Company also had a receivable from affiliate of $145,600 which was fully reserved.

7.                   Subsequent Event

On June 8, 2001, the Company sold substantially all assets and certain liabilities to Camelot Ventures/CJ, LLC.  The outstanding bank debt and other notes payable were retained by the Company.  The total selling price in cash was $5,000,000 of which $500,000 was placed in escrow.  Ultimately, the final selling price was $4,875,000.  All proceeds from the sale were used to repay existing liabilities and partially repay the outstanding revolving bank credit note payable.  Subordinated unsecured debt totaling approximately $3,828,000 and the unpaid balance on the revolving note were forgiven at the time of the sale.  The Company ceased operations at this time.

K&D Distributors, Ltd. d/b/a
Lens1st

Financial Report

December 31, 2000

Report of Independent Accountants

To the Member

K&D Distributors, Ltd. d/b/a Lens1st

We have audited the accompanying balance sheet of K&D Distributors, Ltd. as of December 31, 2000, and the related statements of operations and deficiency in assets and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of K&D Distributors, Ltd. as of December 31, 2000, and the results of its operations and its cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States of America.

Plante & Moran, PLLC

February 7, 2003

K&D Distributors, Ltd. d/b/a Lens1st

Balance Sheet
December 31, 2000

December 31, 2000
Assets

Current Assets
Cash	$2,204
Trade accounts receivable:
Affiliate (Note 5)	457,390
Other	190,619
Inventory	309,105
Prepaid expenses	226,176

Total current assets	1,185,494

Property and Equipment
Computer equipment	858,488
Furniture and fixtures	130,273
Leasehold improvements	56,725

Total property and equipment	1,045,486

Less accumulated depreciation	427,714

Net property and equipment	617,772

Other Assets
Goodwill (Note 9)	181,000
Non-compete agreement, net of accumulated amortization of $20,000	30,000

Total other assets	211,000

Total assets	$2,014,266

Liabilities and Deficiency in Assets

Current Liabilities
Checks written in excess of cash balances	$224,265
Accounts payable	967,736
Accrued payroll and related amounts	70,574
Accrued interest	401,657
Unearned revenue	95,786
Notes payable (Note 2)	10,367,522

Total current liabilities	12,127,540

Deficiency in Assets	(10,113,274)

Total liabilities and deficiency in assets	$2,014,266

See Notes to Financial Statements

K&D Distributors, Ltd. d/b/a Lens1st

Statement of Operations and Member’s Equity (Deficiency in Assets)
For the Year Ended December 31, 2000

December 31, 2000
Revenue	$12,550,787

Cost of Goods Sold	7,646,692

Gross Profit	4,904,095

Operating Expenses:
Selling and marketing	1,371,471
Administrative and general	3,062,568
Amortization	144,379
Depreciation	269,048
Write-off of goodwill (Note 9)	9,361,348

Total operating expenses	14,208,814

Loss from Operations	(9,304,719)

Other Income (Expenses)
Interest expense	(1,148,586)
Miscellaneous income	8,696

Total other expenses	(1,139,890)

Net Loss	(10,444,609)

Member’s equity - January 1, 2000	331,335

Deficiency in Assets - December 31, 2000	$(10,113,274)

See Notes to Financial Statements

K&D Distributors, Ltd. d/b/a Lens1st

Statement of Cash Flows
For the Year Ended December 31, 2000

Year Ended December 31, 2000
Cash Flows from Operating Activities
Net loss	$(10,444,609)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	413,427
Write-off of goodwill	9,361,348
(Increase) decrease in assets:
Trade accounts receivable	62,443
Inventory	170,513
Prepaid expenses	(173,898)
Increase in liabilities:
Accounts payable	302,788
Accrued payroll and related amounts	50,215
Accrued interest and other liabilities	305,377

Net cash provided by operating activities	47,604

Cash Flows from Investing Activities
Purchases of property and equipment	(389,703)
Advances to affiliate	(25,018)
Repayment of affiliate advances	184,149

Net cash used in investing activities	(230,572)

Cash Flows from Financing Activities
Checks written in excess of certain cash balances	224,265
Net payments on revolving credit note payable	(426,911)
Proceeds from other notes payable	327,813

Net cash provided by financing activities	125,167

Net Decrease in Cash	(57,801)

Cash - January 1, 2000	60,005

Cash - December 31, 2000	$2,204

Supplemental Cash Flow Information - Cash paid for interest	$920,072

See Notes to Financial Statements

K&D Distributors, Ltd. d/b/a Lens1st

Notes to Financial Statements
December 31, 2000

Note 1 -      Organization and Business and Summary of Significant Accounting Policies

Organization and Business - K&D Distributors, Ltd. d/b/a Lens1st (the “Company”) is a limited liability company (LLC) wholly owned by KDCPEC, Inc. (the “Parent”), an Ohio corporation.  The Parent also owns KDCPEC d/b/a Optio (the Affiliate), a partnership practicing in optometry, opthalmology, and opticiancy.  The Company sells and distributes contact lenses and lens accessories to customers  throughout the United States.  Effective June 8, 2001, the Company’s assets and operations were sold (see Note 9).

Basis of Presentation - The financial statements of the Company have been prepared on the basis of accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements.  Actual results could differ from those estimates.

Revenue - Revenue is recognized at the time goods are shipped to customers.  Payments from customers in advance of shipment are deferred until goods are shipped.

Income Taxes - The Company is treated as a partnership for income tax purposes and income taxes are not payable by the Company or provided in the accompanying financial statements.

Inventories - Inventories consist primarily of contact lenses, with remaining inventories consisting of lens accessories.  Inventories  are stated at the lower of cost, determined on a first-in, first-out basis, or market.

Property and Equipment - Property and equipment are stated at cost.  Depreciation is provided at rates based on estimated useful lives using the straight-line method for computer software and leasehold improvements and accelerated methods for computer hardware, furniture and fixtures.

Intangible Assets - Intangible assets include a non-compete agreement being amortized on a straight-line basis over its five year life.  Amortization of the non-compete totaled $10,000 in 2000.

Deferred loan fees of $134,379 were charged to expense in 2000 due to termination of the related bank debt agreements (see Note 2).

Goodwill was being amortized over a 15 year period.  In 2000, the Company initiated efforts to sell its operations and goodwill was written down to reflect estimated net realizable value, resulting in a charge to operations totaling approximately $9,361,348.

Advertising - The Company expenses advertising costs when related advertising materials are mailed or delivered to potential customers.  Advertising costs totaled $1,371,471 in 2000 and prepaid advertising expense, representing the cost of items printed but not yet mailed, totaled $174,086 at December 31, 2000.

Note 2 -      Notes Payable

Notes payable consists of the following as of December 31, 2000:

Revolving bank note payable, due on demand	$6,539,709

Subordinated unsecured note payable, due January 2004, interest payable quarterly at 11.75 percent and principal due in full at maturity, convertible into member units representing 7 to 13 percent of the Company’s equity, depending on cumulative EBITA as defined in the agreement.	3,500,000

Subordinated unsecured demand note payable to Parent, with interest at 10 percent beginning August 2001 and monthly thereafter.	327,813

Total	$10,367,522

Interest on the revolving credit note is payable monthly at rates that vary, at the Company’s election, based on either the bank’s prime rate, plus a range of 0 to 2.00 percent, or the Eurodollar, plus a range of 2.75 to 4.75 percent.  The interest margin charged in excess of the base rate varies based on the Company’s financial position and financial performance.  At December 31, 2000, the effective interest rate on the note was 11 percent (prime plus 1.50 points).

The Company’s bank debt is collateralized by substantially all assets of the Company, the full corporate guarantee of the Parent, and unlimited personal guarantees of two of the stockholders of the Parent.

Both bank loan agreements contain restrictions and covenants which, among other things, require maintenance of certain financial ratios.  The Company was in violation of certain of these covenants and entered into amended agreements with the bank in August 2000 to facilitate continued funding.  In January 2001, the bank demanded repayment of the outstanding obligations and the Company entered into a forbearance agreement with the bank that remained in effect until the sale of the Company’s assets (see Note 9).

Note 3 -      Lease Commitment

The Company leases its call center facility under a five year operating lease that expires March 31, 2004.  The lease requires monthly rental payments ranging from $10,534 to $11,849.  In addition, the Company leases certain other equipment under leases expiring through June 2004.  Monthly payments under these leases total $6,812.  Subsequent to December 31, 2000, the Company’s assets were sold (see Note 9) and the purchaser assumed all remaining lease obligations.

Minimum future rental payments under these operating lease are as follows:

2001	$171,966
2002	140,157
2003	145,573
2004	37,923
$495,619

Rent expense totaled $155,868 for the period ended December 31, 2000.

Note 4 -      Fulfillment Contract

In July 2000, the Company signed a three year renewable contract with an online drugstore company to serve as an exclusive fulfillment source for contact lenses.  Sales under this agreement totaled $19,827 in 2000.  In October 2001, the online drugstore filed for bankruptcy protection and in November 2001 was liquidated, rendering the contract void.  All amounts due to the Company under the contract at December 31, 2000 were paid in full.

Note 5 -      Related Party Transactions

The Company pays management fees to the Affiliate of $17,500 monthly. Total management fees paid in 2000 were $210,000.  In addition, sales of contact lenses to the Affiliate in 2000 totaled $464,319 of which $457,390 is unpaid and included in trade accounts receivable from affiliate at December 31, 2000.

Note 6 -      Profit-Sharing Plan

The Company participates in a defined contribution 401(k) profit-sharing plan sponsored by an affiliate.  The plan covers substantially all employees with employer contributions based on a percentage of employee compensation.  In addition, the Company matches 50 percent of employee salary reduction contribution, up to 4 percent of compensation.  Profit sharing expense totaled $6,438 for 2000.

Note 8 -      Option Agreement

In January 2000, the Parent entered into an option agreement granting a newly hired executive the option to purchase 22.31 membership units, representing a 2.5 percent ownership in the Company, at a price of $1 per unit through May 31, 2000.  This option expired unexercised.

Additionally, the agreement granted the executive the option to purchase membership units representing up to 7.5 percent ownership of the Company, at $10,000 for each 1 percent interest, through 2008.  The option to purchase these additional units was contingent upon the attainment of certain financial goals of the Company.  These options were cancelled in conjunction with the sale of the Company’s assets (see Note 9).

Note 9 -      Sale of Assets

On June 8, 2001, Camelot Ventures/CJ, L.L.C. (Camelot) purchased the assets and assumed certain liabilities of the Company for $4,875,000.  Outstanding bank debt and other notes payable were not assumed by Camelot.  The net liabilities assumed by Camelot totaled approximately $181,000.  All proceeds from the sale were used to repay existing liabilities and partially repay the outstanding revolving bank credit note payable.  Subordinated unsecured bank debt totaling approximately $3,828,000 and the unpaid balance on the revolving note were forgiven at the time of the sale.

UNAUDITED PRO FORMA CONDENSED

FINANCIAL INFORMATION

Introduction to Pro Forma Financial Information

                On January 30, 2003, 1-800 CONTACTS, INC. (the “Company”) completed the acquisition of certain assets and the assumption of certain liabilities of Lens Express LLC and Camelot Ventures/CJ, L.L.C. d/b/a Lens 1st  (collectively, the “Seller”), two leading U.S. mail order contact lens retailers.  The assets acquired included databases, customer information, web sites and Internet addresses or domain names, telephone numbers, certain specified contracts and intellectual property rights.  In addition, acquired assets included certain property, equipment, inventories, receivables and prepaid expenses.  With the exception of specifically identified liabilities, the Company did not assume the liabilities of the Seller.  The liabilities assumed by the Company included certain of the Seller’s identified contracts, accounts payable, accrued liabilities, certain customer program obligations and severance obligations as of January 30, 2003.  The purchase price for the transaction was allocated based on the fair market values of the acquired assets and liabilities.

                The consideration paid by the Company consisted of approximately $6.5 million in cash, 900,000 shares of restricted common stock of the Company and approximately $0.4 million in estimated transaction costs and the assumption of the aforementioned liabilities with an estimated fair value of approximately $4.3 million at the closing date.  The 900,000 shares of restricted common stock are subject to a lock-up period of 12 months after the acquisition date of January 30, 2003, established under the terms of a Lock-Up Agreement by and among the Company, the Seller and David Katzman and Daniel Gilbert (Katzman and Gilbert collectively, the “Shareholders”).  In connection with the acquisition, the Company entered into a Registration Rights Agreement pursuant to which the Company granted the Seller certain piggyback registration rights with respect to such 900,000 shares of restricted common stock.  The purchase price was determined in arms-length negotiations between the Company and the Seller, and is subject to certain adjustments as set forth in the Asset Purchase Agreement entered into by the Company, the Seller and the Shareholders.

                Camelot Ventures, L.L.C. (“Camelot”), a Michigan limited liability company in which the Shareholders are the managers and majority owners, owns 555,700 shares of the Company’s common stock.  Upon completion of the acquisition, Camelot, and the Seller collectively held 1,455,700 shares of the Company’s common stock.  Such ownership represents approximately 11.2% of the  issued and outstanding shares of the Company’s common stock at the date of the acquisition.

                The Company plans to continue utilizing the Lens 1st facility in Michigan for certain operations.  The Company funded the cash consideration portion of the asset purchase from its revolving credit facility with Zions First National Bank.

                The unaudited pro forma condensed combined balance sheet of the Company gives effect to the acquisition as if it had been completed as of December 28, 2002.  The unaudited pro forma condensed combined statement of operations gives effect to the acquisition as if it had been completed as of the first day of the Company’s 2002 fiscal year.  The pro forma adjustments are described in the accompanying notes.

                The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only.  Such information is not necessarily indicative of the operating results or financial position that would have occurred had the acquisition taken place on December 28, 2002 or at the beginning of the Company’s 2002 fiscal year, nor is it indicative of the results that may be expected for future periods.  The pro forma condensed combined financial statements should be read in conjunction with the Company’s consolidated financial statements and related notes filed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002 and in conjunction with the audited financial statements of Lens Express and Lens 1st and related notes included in this Current Report on Form 8-K/A.

1-800 CONTACTS, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 28, 2002

(in thousands)

	Historical
	1-800 CONTACTS	Lens Express	Lens 1st	Pro Forma Adjustments		Pro Forma Combined
	(December 28, 2002)	(October 31, 2002)	(December 31, 2002)
ASSETS
Current assets:
Cash and cash equivalents	$259	$322	$15	$(337)	(a)	$259
Accounts receivable, net	655	253	389	(400)	(a)	897
Inventories, net	37,785	1,541	1,563	(75)	(a)	40,814
Prepaid income taxes	769	—	—			769
Deferred income taxes	756	—	—			756
Other current assets	1,095	119	112			1,326
Total current assets	41,319	2,235	2,079	(812		44,821
Property and equipment, net	12,862	651	641	(724)	(b)	13,430
Deferred income taxes	365	—	—			365
Definite-lived intangible assets, net	7,089	—	683	4,417	(b)	12,189
Goodwill	—	—	2,909	20,997	(b)	23,906
Other assets	369	338	—	(338)	(a)	369
Total assets	$62,004	$3,224	$6,312	$23,540		$95,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$5,770	$—	$2,554	$(2,554)	(a)
				6,500	(a)	$12,270
Current portion of long-term debt and capital lease obligations	3,225	18,994	400	(19,394)	(a)	3,225
Acquisition payable	400	—	—			400
Accounts payable	8,597	2,878	952	(138)	(a)	12,289
Accrued liabilities	2,927	2,120	405	(29)	(a)
				433	(c)	5,856
Unearned revenue	403	881	92	(881)	(a)	495
Total current liabilities	21,322	24,873	4,403	(16,063)		34,535
Long-term debt and capital lease obligations, less current portion	17,615	—	1,600	(1,600)	(a)	17,615
Deferred membership revenue	—	1,049	—	(1,049)	(a)
Liability related to contingent consideration	5,470	—	—			5,470
Total liabilities	44,407	25,922	6,003	(18,712)		57,620

Stockholders’ equity:
Common stock	129	—	—	9	(a)	138
Additional paid-in capital	24,013	—	—	19,854	(a)	43,867
Retained earnings	14,272	—	—			14,272
Treasury stock	(20,739)	—	—			(20,739)
Accumulated other comprehensive loss	(78)	—	—			(78)
Net equity (deficit) of acquired operations	—	(22,698)	309	22,389	(a)	—
Total stockholders’ equity	17,597	(22,698)	309	42,252		37,460
Total liabilities and stockholders’ equity	$62,004	$3,224	$6,312	$23,540		$95,080

See accompanying notes.

1-800 CONTACTS, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 28, 2002

(in thousands, except per share data)

	Historical
	1-800 CONTACTS	Lens Express	Lens 1st	Pro Forma Adjustments		Pro Forma Combined
	(Year ended December 28, 2002)	(Year ended October 31, 2002)	(Year ended December 31, 2002)
Net product sales	$168,580	$34,342	$14,158	$(289)	(d)	$216,791
Cost of goods sold	118,181	20,095	9,203	(195)	(d)	147,284
Gross profit	50,399	14,247	4,955	(94)		69,507
Selling, general and administrative expenses:
Advertising expense	12,642	4,120	1,263			18,025
Legal and professional fees	4,738	1,077	63			5,878
Purchased in-process research and development	7,789	—	—			7,789
Other selling, general and administrative expenses	24,117	11,229	4,883	(948)	(e)
.		.		54	(f)	39,335
Total selling, general and administrative expenses	49,286	16,426	6,209	(894)		71,027
Income (loss) from operations	1,113	(2,179)	(1,254)	800		(1,520)
Interest expense	(1,128)	(1,281)	(135)	1,124	(g)	(1,421)
Other (expense), net	(58)	—	—			(58)
Loss before provision for income taxes	(73)	(3,460)	(1,389)	1,924		(2,999)
(Provision) benefit for income taxes	(3,931)	—	—	1,112	(h)	(2,819)
Net income (loss)	$(4,004)	$(3,460)	$(1,389)	$3,035		$(5,818)
Loss per common share:
Basic and diluted	$(0.35)					$(0.47)
Weighted average common shares outstanding:
Basic and diluted	11,417			900	(i)	12,317

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

1.  Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

2. Acquisition

The following sets forth the consideration paid by the Company, which is preliminary and subject to certain adjustments (in thousands, except per share amounts):

Cash	$6,500
Restricted shares (900 shares at $22.07 per share)	19,863
Estimated direct acquisition expenses	400
Accounts payable	3,692
Accrued expenses	2,621
Purchase consideration	$33,076

For purposes of computing the purchase price, the value of the restricted common stock was determined by taking the average closing price of the Company’s common stock as quoted on NASDAQ for the two days before, the day of and the two days following the announcement of the signing of a letter of intent to acquire Lens Express and Lens 1st.  This average price was then reduced by a 15 percent discount due to the restriction provisions associated with the common shares issued.

The following table sets forth the preliminary allocation of the purchase consideration to the tangible and intangible assets acquired and liabilities assumed as of December 28, 2002 (in thousands):

Accounts receivable	$242
Inventories	3,029
Other assets	231
Property and equipment	568
Customer list	5,100
Goodwill	23,906
Total	$33,076

3. Pro Forma Adjustments

The pro forma condensed combined financial statements give effect to the following pro forma adjustments in connection with the acquisition (in thousands):

Pro Forma Condensed Combined Balance Sheet

(a)    To reflect the purchase consideration and its preliminary allocation to net assets acquired based on fair values as described in Note 2 and to remove the assets and liabilities not acquired or assumed by the Company pursuant to the terms of the purchase agreement.  The assets not acquired and liabilities not assumed consist of the following:

Cash	$337
Accounts receivable	400
Inventories	75
Other assets	338
Accounts payable	(138)
Accrued expenses	(29)
Unearned revenue	(881)
Deferred membership revenue	(1,049)
$(947)

(b)    To adjust the acquired assets to fair market value.

(c)    To accrue for the estimated transaction costs of $400 and to reflect certain severance and exit cost obligations of $33 assumed by the Company, which liabilities had not been incurred and thus not reflected in the historical balance sheets of the Seller as of October 31, 2002.

Pro Forma Condensed Combined Statements of Operations

(d)    The Company will not be in the business of selling sunglasses and eyeglasses and accordingly did not acquire the related inventories.  The Company has determined that it will discontinue the sales of these product lines previously sold by the Seller.  The specific net sales and cost of goods sold related to these products have been excluded from the accompanying pro forma results of operations.

(e)    To reflect a reduction of depreciation expense related to the depreciation of the recorded fair value of equipment using an estimated useful life of four years.

(f)     To reflect amortization of $1,020 related to acquired definite-lived customer list intangible asset using an estimated useful life of five years, net of historical amortization of $966 on the Seller’s intangible assets.

(g)    To remove the historical interest expense of $1,416, net of additional interest expense of $292 associated with the portion of the revolving credit facility used to finance the cash portion of the purchase consideration. (see Note 2).

(h)    To provide income taxes for the results of pro forma operations and the pro forma adjustments using an effective income tax rate of 38 percent.

(i)     To reflect the effect of 900 restricted common shares issued in connection with the acquisition.